UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2010

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montréal, Québec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The U.S. Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) (In re: AbitibiBowater Inc., et al., Chapter 11, Case No. 09-11296) approved on September 14, 2010 the previously-announced settlement agreement AbitibiBowater Inc. (the “Company”) reached on August 24, 2010 with the government of Canada with respect to the December 2008 expropriation of certain of its assets and rights in the province of Newfoundland and Labrador (Canada) by the provincial government pursuant to the Abitibi-Consolidated Rights and Assets Act, S.N.L. 2008, c.A-1.01, or “Bill 75”. The Superior Court of Quebec in Canada (the “Canadian Court”, and together with the U.S. Court, the “Courts”) approved the settlement agreement on September 1, 2010.

Pursuant to the settlement agreement, the government of Canada has agreed to pay the Company’s post-emergence Canadian operating entity CAD$130 million (approximately USD$126 million) following the Company’s and its affiliates’ emergence from the creditor protection proceedings. The settlement agreement remains subject to the Courts’ approval of the plans of reorganization. As part of the settlement agreement, the Company has agreed to waive its legal actions and claims against the government of Canada under the North American Free Trade Agreement, or “NAFTA”.

We refer to the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and the CCAA Plan of Reorganization and Compromise together as the “plans of reorganization” and the Company’s and its affiliates’ creditor protection proceedings under chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada), as applicable, as the “creditor protection proceedings.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

Date: September 20, 2010	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President, Corporate Affairs and Chief Legal Officer

3